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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the following with respect to the Registration Statement on Form N-14 (File No. 33-00627) under the Securities Act of 1933 of the Warburg, Pincus Growth & Income Fund, Inc., with respect to the transfer of substantially all assets and liabilities of the Warburg, Pincus Growth & Income Fund, a portfolio of The RBB Fund, Inc.

         1. The incorporation by reference of our report dated October 16, 1995 into this Combined Prospectus/Proxy Statement of the Warburg, Pincus Growth & Income Fund.

         2. The reference to our Firm under the heading "Financial Statements and Experts" in the aforementioned Combined Prospectus/Proxy Statement of the Warburg, Pincus Growth & Income Fund.



/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 5, 1996